Exhibit 3.1

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY· DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICEUSE ONLY

1. Name of the corporation

OriginOil, Inc

2. The articles have been amended as follows: (provide articles, if available)

Article 3 is amended to read as follows:

Shares. The aggregate number of shares which this corporation shall have the authority to issue is 1,025,000,000 consisting of 1,000,000,000 shares of Common Stock, par value $0.0001, and 25,000,000 shares of Preferred Stock, par value $0.0001. The Preferred Stock may be issued in one or more series at the discretion of the Board of Directors and the Board of Directors is hereby granted the authority to fix by resolutions the right, preferences, privileges and other terms of the Preferred Stock or any series thereof, and to fix the numbers of shares of any such series (but not below the number of shares thereof then outstanding). All shares of any one series shall be alike except as otherwise provided by these Articles of Incorporation or the Nevada Business Corporation Act.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of

incorporation* have voted in favor of the amendment	51%

4. Effective date and time of the filing: (optional)	Date:	Time:
(must not be later than 90 days after the certification is filed)

5. Signature: (required)

X

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 11-27-13